As filed with the Securities and Exchange Commission on June 28, 2010

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WALGREEN CO.
(Exact name of registrant as specified in its charter)

Illinois	36-1924025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Wilmot Road
Deerfield, Illinois 60015
Telephone:  (847) 940-2500
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)

WALGREEN CO. EXECUTIVE STOCK OPTION PLAN
(Full title of the plan)

Dana I. Green
Executive Vice President, General Counsel and Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 914-3004
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George C. McKann, Esq.
Drinker Biddle & Reath LLP
191 N. Wacker Drive, Suite 3700
Chicago, Illinois  60606
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.078125 Par Value) (1)	25,000,000(2)	$28.505(3)	$712,625,000	$50,811

(1)
Together with an indeterminable number of additional securities in order to adjust the number of securities reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to 17 C.F.R. § 230.416.

(2)
This registration statement registers an additional 25,000,000 shares issuable under the Registrant's Executive Stock Option Plan (the "Plan"). An aggregate of 38,400,000 shares (after giving effect to stock splits) issuable under the Plan have previously been registered under Registration Statement No. 2-79978 and Registration Statement No. 333-19467.

(3)
Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the New York Stock Exchange on June 22, 2010.

WALGREEN CO.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2009, February 28, 2010, and May 31, 2010;

3.
The Registrant’s Current Reports on Form 8-K filed on October 8, 2009 (as amended on December 10, 2009), December 28, 2009, January 20, 2010, March 1, 2010 (as amended on March 24, 2010 and subsequently amended on March 25, 2010), and April 16, 2010; and

4.
The description of Registrant’s capital stock contained in its Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any such descriptions.

In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Dana I. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. At the time of rendering her opinion, Ms. Green had a substantial interest in the Registrant, as defined by the rules of the Commission, in that the fair market value of the approximately 34,150 shares of Common Stock beneficially owned by her exceeds $50,000.

Item 6.                                Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Expenses (including attorney’s fees) incurred by an officer or director in defending an action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding, provided that the director or officer undertakes to repay such advances should it ultimately be determined that the officer or director is not entitled to be indemnified pursuant to Section 8.75 of the IBCA.

The By-Laws of the registrant provide that the registrant shall, in the case of persons who are or were directors or officers of the registrant, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent, or is or was serving at the request of the registrant as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise. This provision is applicable to all expenses (including attorneys’ fees and other expenses of litigation), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification.

Restated Article R-VIII of the registrant’s Articles of Incorporation, as amended, provides that the directors of the registrant shall not be liable to the registrant or to the shareholders of the registrant for monetary damages for breach of fiduciary duties as a director, other than liability (i) for any breach of the director’s duty of loyalty to the registrant or the shareholders of the registrant, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the IBCA or (iv) for any transaction from which the director derived an improper personal benefit.

The indemnification provided for by Section 8.75 of the IBCA is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may maintain insurance on behalf of any person who is or was a director, officer, employee or agent against liabilities for which indemnification is not expressly provided by the IBCA. The directors and officers of the registrant are insured under a directors and officers liability insurance policy maintained by the registrant.

Item 7.                                Exemption from Registration Claimed.

Not Applicable.

Item 8.                                Exhibits.

Exhibit Number                                Description of Document

4.1
Articles of Incorporation of the Registrant, as amended, filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, and incorporated by reference herein.

4.2
Amended and Restated By-Laws of Walgreen Co., as amended effective as of September 1, 2008, filed with the Securities and Exchange Commission on September 5, 2008 as Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604), and incorporated by reference herein.

4.3
Walgreen Co. Executive Stock Option Plan (as amended and restated effective January 13, 2010), filed with the Securities and Exchange Commission on January 20, 2010 as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, and incorporated by reference herein.

5.1*	Opinion of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Registrant, regarding legality of securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Registrant (included in exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

* Filed herewith

Item 9.                                Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on this 28th day of June, 2010.

WALGREEN CO.

By:	/s/ Wade D. Miquelon Wade D. Miquelon Executive Vice President (Chief Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg D. Wasson and Wade D. Miquelon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of June, 2010.

/s/ Greg D. Wasson	/s/ Wade D. Miquelon
Greg D. Wasson President, Chief Executive Officer and Director (Principal Executive Officer)	Wade D. Miquelon Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mia M. Scholz	/s/ Alan G. McNally
Mia M. Scholz Controller (Principal Accounting Officer)	Alan G. McNally Chairman of the Board and Director

/s/ Steven A. Davis	/s/ William C. Foote
Steven A. Davis Director	William C. Foote Director

/s/ Mark P. Frissora	/s/ Ginger L. Graham
Mark P. Frissora Director	Ginger L. Graham Director

/s/ Nancy M. Schlichting	/s/ David Y. Schwartz
Nancy M. Schlichting Director	David Y. Schwartz. Director

/s/ Alejandro Silva	/s/ James A. Skinner
Alejandro Silva Director	James A. Skinner Director

S-

Index to Exhibits

Exhibit Number                                Description of Document

4.1
Articles of Incorporation of the Registrant, as amended, filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, and incorporated by reference herein.

4.2
Amended and Restated By-Laws of Walgreen Co., as amended effective as of September 1, 2008, filed with the Securities and Exchange Commission on September 5, 2008 as Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604), and incorporated by reference herein.

4.3
Walgreen Co. Executive Stock Option Plan (as amended and restated effective January 13, 2010), filed with the Securities and Exchange Commission on January 20, 2010 as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, and incorporated by reference herein.

5.1*	Opinion of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Registrant, regarding legality of securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Registrant (included in exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

* Filed herewith